Exhibit 99.1

Reliance Global Group Achieves 73% Increase in Revenue to $16.8 Million for 2022

Reports Continued Growth of RELI Exchange Platform

Company to Host Conference Call Today at 4:30 PM Eastern Time

LAKEWOOD, N.J., March 30, 2023 — Reliance Global Group, Inc. (Nasdaq: RELI; RELIW) (“Reliance”, “we” or the “Company”), today provided a business update and reported financial results for the year-ended December 31, 2022.

Ezra Beyman, CEO of Reliance, commented, “We are extremely pleased to report a 73% increase in revenue in 2022 as compared to 2021. This achievement was due to the growth and overall solid performance from our ten operating subsidiaries. We are also very proud of our most recent business formation, RELI Exchange, built on the foundations of Barra & Associates, an agency we acquired in April 2022. RELI Exchange is a business-to-business (B2B) InsurTech platform and agency partner network for insurance agents and agencies, providing independent agents a comprehensive suite of business development tools propelling them to effectively compete with national agencies.”

“The RELI Exchange InsurTech platform has been a game-changer for Reliance, allowing us to deliver on our promise, to provide our clients best in class risk management / insurance coverage at the best value for their money. RELI Exchange as of December 31, 2022, supported home and auto insurance, however, we continually invest time and resources to expand the platform for additional products that will provide added client value. This is best illustrated by our February 2023 addition of our proprietary life insurance quotation tool, which enables agents to immediately compare life insurance policies and pricing in under a minute, thereby facilitating enhanced client discussions and more expeditious policy binding.”

“March 2023 saw the unveiling of RELI University, a new training platform for our RELI Exchange agency partners. Designed specifically for the independent insurance industry, the platform provides both new and experienced agents with a complete education on all the products, services, and tools available through RELI Exchange. In addition, RELI University keeps agents abreast of the latest carrier and industry developments, enabling them to stay ahead of the curve and grow their businesses.”

“The exceptional efforts and unwavering commitment from our team have driven a surge of nearly 200% in agency partners on the RELI Exchange platform since its inception in July 2022. We believe our unique and highly scalable business model positions us as leaders in the industry, and we are optimistic about the platform’s future growth potential as we work to enhance and expand its services and capabilities. We anticipate that RELI Exchange will serve as a strong catalyst for organic growth for the foreseeable future, delivering significant benefits to our clients and returns / value to our shareholders.”

The complete financial results are available in the Company’s Annual Report on Form 10-K, which was filed with the U.S. Securities & Exchange Commission today.

Conference Call

Reliance Global Group will host a conference call today at 4:30 PM. Eastern Time to discuss the Company’s financial results for 2022, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll free 877-545-0320 for U.S. callers or +1 973-528-0002 for international callers and using entry code: 133394. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2381/47952 or on the investor relations section of the Company’s website at https://relianceglobalgroup.com/events-and-presentations/.

A webcast replay will also be available on the Company’s Investors section of the website (https://relianceglobalgroup.com/events-and-presentations/) through March 30, 2024. A telephone replay of the call will be available approximately one hour following the call, through April 13, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 47952.

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI, RELIW) an InsurTech pioneer, is working to transform the traditional insurance agency model by combining artificial intelligence (AI) with the personalized experience of a traditional insurance agency model. Reliance Global Group’s growth strategy includes organic expansion of its current portfolio of agencies and the growth of both RELI Exchange, its B2B InsurTech platform and agency partner network for insurance agents and agencies, designed to give independent agents an entire suite of business development tools and the ability to effectively compete with national agencies, and 5MinuteInsure.com, its online business-to-consumer platform that utilizes artificial intelligence and data mining, to provide competitive insurance quotes in approximately 5 minutes. Additional information about the Company is available at https://www.relianceglobalgroup.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements such as the Company having built a best-in-class InsurTech platform, making RELI Exchange an even more compelling value proposition and further accelerating growth of the platform, rolling out several other services in the near future to RELI Exchange agency partners, building RELI Exchange into the largest agency partner network in the U.S., the Company moving in the right direction and the Company’s highly scalable business model driving significant shareholder value. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere and risk as and uncertainties related to: the Company’s ability to generate the revenue anticipated and the ability to build the RELI Exchange into the largest agency partner network in the U.S., and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020
Email: RELI@crescendo-ir.com